Exhibit 10.3

STATEMENT OF PARTICULARS OF EMPLOYMENT

Date: October 1st, 2025

Employer: DEEP ISOLATION EMEA LIMITED (Company no 353757867) of 1 Northumberland Avenue, London, England, WC2N 5BW (the “Company”)

Employee: Christopher Lombard Parker, of 7 St Aubyns Gardens, Orpington, BR6 0SW, UK

1.	General

1.1	The following particulars are given to you in accordance with the terms of the Employment Rights Act 1996 and will constitute your written statement of particulars of employment (as required by the Act) and your contract of employment (the “Contract”).

1.2	The Contract should be read in conjunction with any employee handbook and/or policies and procedures which the Company issues from time to time. Any such handbook, policy or procedure will not form part of the Contract (unless specifically stated in it) but you will be required to comply with it as a condition of your employment. The Company reserves the right to amend and replace the Contract and/or any handbook, policies and procedures from time to time according to the needs of the business. In the event of a conflict between the Contract and any handbook, policy or procedure, the terms of the Contract will prevail.

1.3	In this Contract, reference to:

(a)	“Group Company” means any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking (as such expressions are defined in 1161 and 1162 of the Companies Act 2006);

(b)	“Group” means the Company, the Parent Company, Deep Isolation, Inc., and Deep Isolation US LLC; and

(c)	“Parent Company” means Deep Isolation Nuclear, Inc or such other parent undertaking of the Company as appliable from time to time.

1.4	Your continuing employment with the Company is conditional on:

(a)	your acceptance of these terms;

(b)	receipt by the Company of documentation confirming your entitlement to work in the UK (which may be a passport, birth certificate, work permit, National Insurance card or other approved documentation), and if any of the above conditions are not fulfilled to the Company’s satisfaction within a reasonable time (and in particular no later than three months after the date of this Contract), this Contract and/or your employment may be terminated (whether or not it has already commenced) without notice or payment in lieu of notice.

1.5	This Contract also supersedes any other or previous agreements between you and the Company, whether written or oral relating to your employment and you acknowledge and warrant to the Company that you are not entering into the Contract in reliance upon any representation not contained in the Contract.

2.	Continuous employment

2.1	Subject to satisfaction of any conditions set out in your offer letter or this Contract, your employment under this Contract will begin on October 1st (the “Commencement Date”). Your previous employment with CS Transform commencing on 23 July 2009 counts towards your period of continuous employment and this is to be the date which is considered to calculate your continuous service period.

3.	Job title/duties

3.1	You are employed as Managing Director of the Company and Chief Commercialisation Officer of the Group. The Company may require you to perform such other or additional duties or to undertake a different role of similar status as the needs of the business dictate.

3.2	You shall not while employed by the Company under the terms of this Contract without the prior written consent of the Company, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than that of the Company and you will not engage in any activity or have any interest during or outside working hours which may affect your ability to perform your duties under this Contract or may constitute a conflict of interest with your employment under this Contract.

4.	Training

4.1	No mandatory training is applicable or provided in relation to your employment. Any training required by the Company from time to time will be paid for by the Company.

5.	Place and hours of work

5.1	You shall carry out your duties at your residential address but you may be required to work (on either a temporary or permanent basis) and travel to such places as may be requested from time to time by the Company (whether inside or outside the United Kingdom). Whilst employed by the Company under the terms of the Contract, you shall not be required to work outside the United Kingdom for any continuous period of more than one month.

5.2	Your normal hours of work shall be 40 hours per week, Monday to Friday, to be worked flexibly and inclusive of daily lunch breaks of 45 minutes. In certain circumstances it may be necessary to adjust, change or exceed the hours in order to ensure that your duties under the terms of your employment are properly performed in accordance with the needs of the business. You shall not be entitled to receive any additional remuneration for work outside your normal hours unless otherwise agreed with the Company.

6.	Salary and expenses

6.1	Your gross annual salary will be £173,617 (“Basic Salary”) which will be paid monthly in arrears direct by credit transfer into your bank account.

6.2	Your salary will be reviewed by the Company annually but there is no commitment to increase your salary on review.

6.3	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of your employment, subject to the production of VAT receipts or other appropriate evidence of payment and any expenses policy in the Company’s handbook. You shall abide by the Company’s policies on expenses as communicated to you from time to time.

6.4	For any pre-agreed travel in connection with your employment, the Company will provide, or reimburse, the cost of First or Business Class land, sea and/or air transport where reasonable and subject to its ultimate discretion and the Company’s expenses policy from time to time.

7.	bonus & Commission

7.1	Subject to the terms in this clause 7, in addition to your base salary, you shall be eligible to receive a discretionary bonus of up to 20% of your Basic Salary based on your performance against targets during each fiscal year of the Company (the “Annual Target Bonus”). The criteria for receiving the Annual Target Bonus are outlined in the bonus plan established by the Company from time to time. The Company may vary the targets, criteria and other terms of your bonus plan at its absolute discretion from time to time.

7.2	The award, payment and amount of any Annual Target Bonus shall be at the absolute discretion of the Company and shall not form part of your contractual remuneration under this Contract. In addition to your performance against targets, the Company shall also be entitled to take into account other relevant factors including (without limitation) your conduct and the overall performance of the Company and/or Group and/or your business area during the relevant period of award. The payment of an Annual Target Bonus in any given year shall not oblige the Company to make any subsequent payments at that or any level. All determinations or decisions of the Company with respect to the Annual Target Bonus will be final and binding.

7.3	In any event, you shall have no right to receive any Annual Target Bonus nor any bonus (pro rata or otherwise) if:

(a)	at the date payment would otherwise ordinarily be made: your employment has been terminated for Cause or you are under notice to terminate employment for Cause or if you have left the Company’s employment or served notice of termination Without Good Reason or if you are subject to any disciplinary procedure or warning for misconduct; and/or

(b)	on the last day of the relevant bonus year: you are not employed or are under notice to terminate employment from either party for whatever reason (whether lawful or unlawful).

7.4	You may also receive sales commission, subject to the terms and conditions of the Company’s Sales Commission Plan from time to time. Any payments you receive under the Company’s Sales Commission Plan will be non-pensionable.

8.	Deductions from pay

You agree that the Company may deduct sums from time to time owed to it by you from any payment due to you from the Company. This includes without limitation overpayment of remuneration, loans or advances made to you by the Company or otherwise and all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of your salary and any other benefits provided to you by the Company.

9.	Holidays

9.1	Provided that you take the statutory minimum entitlement of at least 28 working days’ holiday in each holiday year, which runs between 1 January and 31 December, or prorated for part of a holiday year, inclusive of the normal UK bank and other public holidays (the “Minimum Entitlement”), you may take unlimited holidays, provided always that you have arranged adequate cover, received prior written approval from the Company, and are certain that the duties under this Contract are not impacted by such leave.

9.2	The Minimum Entitlement shall accrue on a monthly basis starting from 1 January 2025.

9.3	You may not take as holiday more than ten working days consecutively without the prior consent of the Company and any holidays must be taken at times previously agreed by the Company. Such agreement is to be obtained before you have committed yourself to booking a holiday or made any other positive arrangements.

9.4	You will not be permitted to carry over any unused Minimum Entitlement into the following holiday year except with the express written advance consent of the Company and you will not be entitled to payment for any such unused holiday entitlement (save on termination of employment).

9.5	On termination of your employment, if you have taken less than the pro-rated Minimum Entitlement, up to the date of termination, an appropriate adjustment shall be made to any payment of salary or benefits from the Company. For these purposes, a day’s salary will be calculated at the rate of 1/260 of your annual salary.

9.6	If the Company has terminated your employment or would be entitled to terminate it under clause 14.3 or if you have terminated your employment in breach of this Contract, any payment due under clause 9.5 shall be limited to the Minimum Entitlement and any paid holidays already taken in the relevant holiday year shall be deemed to have been taken in satisfaction of the statutory entitlement in the first instance

9.7	The Company reserves the right to require you to take any outstanding holiday from the Minimum Entitlement during your notice period (including garden leave) or to make payment in lieu thereof.

10.	Sick pay arrangements

10.1	In the case of absence from work due to sickness, injury or other incapacity you or someone on your behalf must notify your line manager or a director before 10 a.m. on the first day of absence stating the cause of the absence and its likely duration. After the first day of absence you should keep the Company updated on a regular basis (at least every two days) with your progress. In cases of absence of up to six days you should submit a self-certification form to the Company and in the case of an absence lasting seven days or more (including weekends) you will be required to produce a doctor’s certificate for your absence and for each subsequent period of seven days thereafter.

10.2	Subject to your compliance in full with the Company’s sick leave policy and the relevant statutory requirements, the Company will pay you your Basic Salary for up to 13 weeks in any consecutive 12 month period. This does not affect any entitlement you may have to receive Statutory Sick Pay (“SSP”) for the same periods of sickness absence, although any sick pay you receive from the Company shall be inclusive of any SSP due to you. Your qualifying days for SSP purposes are Monday to Friday.

10.3	The Company reserves the right to require you to attend a medical examination conducted by a doctor nominated by the Company and you will authorise such doctor to disclose and discuss with the Company the results of the examination and any matters arising from it.

10.4	The payment of any kind of sick pay shall not affect the Company’s power to terminate your employment.

11.	Pension scheme

11.1	The Company will comply with its obligations as employer under the employee pension auto-enrolment requirements detailed in Part 1 Pensions Act 2008.

11.2	The Company will match monthly contributions into your personal pension up to 4% of the total of your gross Basic Salary and any Bonus paid in that particular month.

11.3	At your written request and subject to applicable HMRC rules and limits from time to time, the Company will agree ‘salary sacrifice’ arrangements, whereby part of your gross salary, Bonus and any commission payments are instead paid into your personal pension by the Company rather than through payroll, provided always that the total contributions made by the Company do not exceed the gross payroll and pension costs envisaged in clauses 6.1, 7 and 11.1 and provided that such request complies with any conditions stipulated by the Company from time to time in respect of salary sacrifice arrangements.

12.	BENEFITS

12.1	During your employment you will be entitled to participate in:

(a)	such life insurance scheme as the Company may operate for employees of your status from time to time; and

(b)	such long-term disability insurance scheme as the Company may operate for employees of your status from time to time,

subject to acceptance by underwriters, any applicable rules and conditions and subject to the Company’s absolute right to substitute, replace, terminate or amend any such schemes and their terms. The Company shall not have any liability to pay any benefit (or compensation in lieu) to you (or any family member) if the insurer refuses for whatever reason to pay or provide or to continue to pay or to provide such benefit and shall not be required to take any legal action or other steps to require the insurer to pay or provide that benefit.

12.2	You agree that, in the event that you are in receipt of benefits under the Company’s long-term disability insurance scheme, the Company will be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms of your employment and your duties will be amended accordingly.

12.3	Without prejudice to the rights in clauses 12.1 and 12.2,, any Insurance Scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of that Insurance Scheme or to cease to provide (without replacement) the Insurance Scheme at any time if in the opinion of the Company (after you have been examined by a medical practitioner nominated by the insurers or by the Company) the state of your health is or becomes such that the Company is unable to insure the benefits under the Insurance Scheme at the normal premiums applicable to a person of your age.

12.4	the Company may, in its sole discretion, agree to contribute to or pay you in lieu of the cost of the premiums (up to a maximum limit to be determined by the Company in its sole discretion from time to time) for your personal medical insurance cover with a recognised medical insurance scheme (the “Medical Insurance Benefit”) which you already have in place at the Commencement Date, where this is a more sensible (in the Company’s reasonable opinion) option than providing you with cover through the Company’s own scheme. In that event, the company would pay the medical insurance service provider, and you would not be entitled to cover under the Company’s own medical insurance scheme. You will be responsible for any income tax and National Insurance contributions on the Medical Insurance Benefit and the Company shall make such deductions at source where required.

12.5	During your employment you may also be eligible for the following benefits, subject to any rules applicable to the relevant benefit:

(a)	A monthly allowance of £100 (subject to deductions for income tax and National Insurance contributions) to cover internet and telephone expenses.

For the avoidance of doubt, the benefits listed in this clause 12.5 are non-contractual.

13.	OTHER PAID LEAVE

13.1	You may be eligible to take the following types of paid leave, subject to statutory eligibility requirements or conditions and the Company rules applicable to each type of leave in force from time to time, and to the extent applicable in each case:

(a)	statutory maternity leave;

(b)	statutory paternity leave;

(c)	statutory adoption leave;

(d)	shared parental leave;

(e)	parental bereavement leave.

13.2	Further details of such leave and your pay during such leave are available from the Company.

13.3	The Company’s policies are non-contractual and the Company may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.

14.	Termination of Employment

14.1	The notice (in writing) required by either you or the Company to terminate your employment will be 90 days.

14.2	The Company reserves the right at any time, in its absolute discretion, to terminate your employment by paying you a sum equal to your Basic Salary for the relevant period of notice, provided the Company complies with all relevant UK statutory requirements, including requirements to act reasonably, consistently, for justifiable reasons. The payment shall consist solely of your Basic Salary for the period of notice and shall exclude any other entitlements or benefits referable to your employment and shall be subject to deductions for income tax and national insurance contributions as appropriate. You agree to accept any such payment in lieu of notice as being in full and final settlement of any claim you may have arising out of your contract of employment (but without prejudice to your statutory rights). Termination of employment will take effect when you are notified (whether verbally or in writing) that the Company is exercising its right under this clause 14.2 and that it has made or will make a payment in lieu of notice to you.

14.3	Nothing in this Contract prevents the Company from terminating your employment summarily (without notice) or otherwise if you commit any serious breach of the terms of your employment or of this Contract or in the event that you commit any act of gross misconduct. The Company may summarily terminate your employment if you, including but without limitation:

(a)	are guilty of any gross misconduct affecting the Company or any Group Company;

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this Contract or refuse or neglect to comply with any of our reasonable and lawful directions;

(c)	cease to be eligible to work in the UK;

(d)	are guilty of any fraud or dishonesty or act in any manner which brings or is likely to bring you, the Company or any Group Company into disrepute or is materially adverse to any Group Company’s interests;

(e)	are in breach of the Company’s anti-corruption and bribery policy and related procedures; or

(f)	are guilty of a serious breach of any rules issued by the Company from time to time regarding our electronic communications system~~.~~;

(the “Summary Termination Grounds”).

14.4	On the termination of your employment, or at any other time in accordance with instructions given to you by the Company, you will immediately return to the Company all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company which are in your possession or under your control.

14.5	After notice of termination has been given by either party and for any reason and provided that the Company continues to pay your Basic Salary and to provide all applicable contractual benefits, the Company has the absolute discretion for all or part of the notice period to:

(a)	exclude you from all or such of the premises of the Company as it may direct; and/or

(b)	instruct you not to communicate with customers, employees, agents or representatives of the Company; and/or

(c)	exclude your access to any Company systems or electronic communications or equipment; and/or

(d)	instruct you to perform some only or none of your duties or duties different to your normal duties under this Contract.

In such circumstances you agree that you continue to be bound by all other terms of your contract of employment including your duty of care, fidelity, obedience, confidentiality and good faith and that you are not permitted to work for any other person or organisation or on your own behalf during that time.

14.6	If the Company does exercise its rights under clause 14.5, the period for which it does so will be deducted from the periods referred to in clause 15.2.

14.7	In the event that you or the Company terminate your employment under any of the following circumstances, you will be entitled to the provisions detailed below in the applicable section (and subject always to the associated conditions):

(a)	Termination of Employment by the Company for Cause or by you Without Good Reason. If your employment is terminated by the Company for Cause, or if you voluntarily terminate your employment without Good Reason, then you shall receive (after deduction of income tax and National Insurance contributions) only the following from the Company: (I) any unpaid Basic Salary accrued up to the termination date, (II) a lump sum payment for any accrued but unused Minimum Entitlement holiday pay, and (III) (subject to the Company’s expenses policy) a lump sum payment for any approved and previously unreimbursed business expenses incurred by you on behalf of the Company prior to the termination date (collectively, such (I) through (III) being the “Accrued Rights”).

(i)	For purposes of this Contract, the term “Cause” shall mean a termination by the Company of your employment because of: (A) any act or omission that constitutes a material breach by you of any of your obligations under this Contract; (B) any Summary Termination Grounds; (C) your engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its Group Companies or affiliates; (D) your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is or could be injurious to the Company, or your material breach of this Contract (short of any breach constituting Summary Termination Grounds); (E) your wilful and repeated refusal to follow the lawful directions of the Company Board or Parent Board; or (F) any other misconduct by you which is materially injurious to the financial condition, operations or business reputation of the Employer or any of its subsidiaries or affiliates but falls short of the Summary Termination Grounds. Notwithstanding anything in this clause 14.7(a)(i), no event or condition described in clauses 14.7(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Company Board or the Parent Board first acquiring actual knowledge of the existence of the Cause condition, such Board provides you with written notice (in accordance with clause 14.7(f), below) of its intention to terminate your employment for Cause and the grounds for such termination or an invitation to a disciplinary hearing regarding the Cause allegations; (y) such grounds for termination (if susceptible to correction, in the Company’s opinion) are not corrected by you within thirty (30) days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, that you have not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Company Board or the Parent Board terminates your employment with the Company or provides you with a written invitation to a disciplinary hearing to consider such grounds, immediately following expiration of such thirty-day (30) period. For purposes of this clause 14.7 (a)(i), any attempt by you to correct a stated Cause shall not be deemed an admission by you that the Company’s Board or the Parent’s Board assertion of Cause is valid. Notwithstanding anything in this Contract to the contrary, if your employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidences supports such an action. If the Company exercises such discretion to retroactively re-characterize a prior termination for Cause, then any previously executed Waiver and Release (set forth in clause 14.7(e) below) by you shall be retroactively null and void and rescinded unless the Company pays or has paid you the Severance Benefits and allows you to retain them notwithstanding the re-characterization.

(ii)	For purposes of this Contract, the term “Good Reason” shall mean a voluntary termination by you of your employment because of: (A) a material diminution in your Basic Salary; (B) a material diminution in the nature or scope of your authority, duties, or responsibilities from those applicable to you as of the Commencement Date; (C) the Company requiring you (without your consent) to be based at any office or location more than thirty (30) miles from your current place of work as at the Commencement Date; or (D) a material breach by the Company of any term or provision of this Contract, which shall include a failure by any acquiring entity or successor to the Company in a Change in Control (as defined below) to assume this Contract in its entirety as of consummation of such Change in Control. No event or condition described in this clause 14.7 shall constitute Good Reason unless, (x) within ninety (90) days from you first acquiring actual knowledge of the existence of the Good Reason condition described in this clause 14.7(a)(ii), you provide the Company Board or the Parent Board written notice (in accordance with clause 14.7(f), below) of your intention to terminate your employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company Board or the Parent Board within thirty (30) days of such Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, such Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) you terminate your employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this clause 14.7 (a)(ii), any attempt by the Company Board or the Parent Board to correct a stated Good Reason shall not be deemed an admission by such Board that your assertion of Good Reason is valid.

(b)	Termination of Employment by the Company without Cause or by you for Good Reason not in Connection with a Change In Control. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, other than within the twenty-four (24) month period following a Change in Control and the twelve (12) month period immediately preceding a Change in Control (the “Protection Period”), then (subject always to prior satisfaction of the condition in clause 14.7(b)(b)(ii)) you shall receive the following from the Company: (I) the Accrued Rights, (II) a lump sum amount equal to three (3) months of your Basic Salary, plus another three (3) months Basic Salary if you have not found replacement employment (or if you have found replacement employment but the basic salary at such employer is less than your Basic Salary, then the positive spread shall be paid to you), (III) a lump sum amount equal to half (0.5) times your Annual Target Bonus (calculated at the Company’s sole discretion) or, if higher, an amount equal to your Annual Target Bonus pro-rated based on the number of days worked by you for the Company during the calendar year to which the Annual Target Bonus relates, and (IV) a lump sum amount equal to twelve (12) months’ worth of the Medical Insurance Benefit (collectively, (II) through (IV) being the “Involuntary Termination Severance Benefits”). The Involuntary Termination Severance Benefits shall be paid to you in a lump sum within the timing requirements set forth in clause 14.7(e), and after deduction of income tax and National Insurance contributions.

(i)	For purposes of this Contract, the term “Change in Control” shall mean the consummation of any of the following events, as determined in the sole and absolute discretion of the Board:

(A)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the (US) Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(B)	The sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s shareholders;

(C)	A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(D)	Any definition of “Change in (of) Control” set forth in the Company’s incentive plan(s) or other compensation-related documents applicable to you.

(ii)	Eligibility for any payment under this clause 14.7(b) is strictly conditional upon you (I) first having signed and delivered to the Company a binding settlement agreement in the form required by the Company at the time and within the timeframe stipulated by the Company in that respect, as set forth in clause 14.7(e), below and (II) your ongoing compliance with the applicable terms of this Contract including without limitation clause 15 and 16 below.

(c)	Termination of Employment Related to a Change in Control. If your employment is terminated by the Company without Cause during the Protection Period, or by you for Good Reason during the Protection Period, then (subject always to prior satisfaction of the condition in clause 14.7(c)) you shall receive the following from the Company: (I) the Accrued Rights, (II) a lump sum amount equal to one and a half (1.5) times your Basic Salary, (III) a lump sum amount equal to one and a half (1.5) times your Annual Target Bonus, and (IV) a lump sum amount equal to twelve (12) months’ worth of the Medical Insurance Benefit) (collectively, (II) through (IV) being the “Change in Control Severance Benefits”). The Change in Control Severance Benefits shall be paid to you in a lump sum cash payment within the timing set forth in clause 14.7(e), below and after deduction of income tax and National Insurance contributions..

(i)	Eligibility for any payment under this clause 14.7(c) is strictly conditional upon you (I) first having signed and delivered to the Company a binding settlement agreement in the form required by the Company at the time and within the timeframe stipulated by the Company in that respect, as set forth in clause 14.7(e), below and (II) your ongoing compliance with the applicable terms of this Contract including without limitation clause 15 and 16 below.

(d)	No Continued Benefits Following Termination; Termination Due to Death or Disability. Unless otherwise specifically provided in this Contract or contemplated by another agreement between you and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to you under this Contract or otherwise pursuant to your employment with the Company shall terminate on the date of termination of your employment with the Company under the terms of this Contract and/or the applicable plan or benefit. Additionally, and notwithstanding anything in this Contract to the contrary, a termination of your employment with the Company due to your death or disability shall not entitle you (or your estate or heirs) to any severance benefits under this Contract.

(e)	Waiver and Release. Notwithstanding any other provisions of this Contract to the contrary, the Company shall not make or provide the Involuntary Termination Severance Benefits or the Change in Control Severance Benefits (collectively, the “Severance Benefits”) under clause 14.7, unless you execute and deliver to the Company (within the timeframe notified to you by the Company at the time) a general release and binding settlement agreement (which shall be provided by the Company not later than five (5) days from the date on which your employment is terminated (the “Waiver and Release”)). If the requirements of this clause (e) are not satisfied by you (or your estate or legally appointed personal representative), then no Severance Benefits shall be due to you (or your estate) pursuant to this Contract. Notwithstanding anything in this Contract to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and delivered.

(f)	Notice of Termination. Any termination of employment by the Company or you shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with clause 14.1 of this Contract. In the event of a termination by the Company for Cause or by you for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Contract relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) specify the date of termination. The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.

15.	Non-Competition

15.1	The following expressions shall have the following meanings:

(a)	“Relevant Business” means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services;

(b)	“Relevant Customer” means a person, firm or company who during the period of twelve months immediately preceding the termination of your employment conducted a business relationship (including, without limitation, the provision of services and the negotiation for the same) with the Company or any Group Company and with whom you had significant contact as an employee of the Company or Group Company;

(c)	“Relevant Employee” means any person employed by or who renders or rendered services to the Company or any Group Company in a Relevant Business and who has client responsibility or influence over a Relevant Customer and/or who is in possession of confidential information about a Relevant Customer of the Company or a Group Company and who in any such case was so employed or so rendered services during the period of twelve months before the Termination Date and with whom you had dealings during that period;

(d)	“Restricted Goods and/or Services” means any goods and/or services the same as or substantially similar or equivalent to the goods and/or services with the provision and/or supply of which you were materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the termination of your employment;

(e)	“Relevant Supplier” means any person firm or company who is or was at any time during the twelve months preceding the termination of your employment a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business; and

(f)	“Termination Date” means the date of the termination of your employment with the Company, howsoever caused.

15.2	In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its confidential information, customers, suppliers and employees you undertake to the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation you will not (except with the prior written consent of the Company) directly or indirectly:

(a)	during your employment or for a period of nine months after the Termination Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;

(b)	during your employment or for a period of nine months after the Termination Date employ or otherwise engage any Relevant Employee;

(c)	during your employment or for a period of nine months after the Termination Date in competition with the Company or any Group Company endeavour to supply or solicit the custom of any Relevant Customer in respect of Restricted Goods and/or Services;

(d)	during your employment or for a period of nine months after the Termination Date in competition with the Company or any Group Company supply Restricted Goods and/or Services to any Relevant Customer;

(e)	during your employment or for a period of nine months after the Termination Date carry on or be concerned in any Relevant Business within the [define geographical area] in competition with the business of the Company or any Group Company; or

(f)	during your employment or for a period of nine months after the Termination Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company.

15.3	You are concerned in a business if (without limitation):

(a)	you carry it on as principal or agent; or

(b)	you are a partner, director, employee, second, consultant, investor, shareholder or agent in, of or to any person who carries on the business,

disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, you and any person connected with you are interested in securities which amount to less than five per cent of the issued securities of that class and which, in all circumstances, carry less than five per cent of the voting rights (if any) attaching to the issued securities of that class.

15.4	You shall not (except with the prior written consent of the Company) at any time after the termination of your employment represent yourself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith.

15.5	You shall not at any time (whether during or after the termination of your employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written comment concerning the business affairs, officers or employees of the Company or any Group Company.

15.6	You agree to enter into these restrictions in specific consideration for the increased benefits detailed in this Contract, including the change in control provisions, and the original $500 payment which was paid to you on entering into the original terms and conditions of employment which pre-dated this Contract (and which contained the same restrictions).

15.7	While the restrictions in this clause are considered by you and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

16.	CONFIDENTIAL AND BUSINESS INFORMATION

16.1	For the purposes of this clause, Confidential Information shall mean all trade secrets, business methods, corporate strategy, business development plans, terms of business with actual or potential customers and/or suppliers, annual budgets, management accounts and other financial information, research reports, details of financial standing of customers, business contacts, plans, designs, software, specifications, price lists, lists of actual and potential clients and suppliers, correspondence, manuscripts, records (in whatever medium), documents, accounts and papers of any description, contact details of employees and directors and details of remuneration and benefits, any other property of the Company or any client of the Company, notes, memoranda, records and writings whether made by you or otherwise within your possession or under your control (or as appropriate your personal representatives) relating to the affairs and business of the Company or any clients of the Company.

16.2	You hereby undertake to the Company that (save as expressly ordered by a court of competent jurisdiction) neither during the course of your employment (except in the proper performance of your duties) nor at any time after the termination of your employment will you directly or indirectly:

(a)	use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)	disclose to any person, company, business entity or other organisation whatsoever,

any Confidential Information.

16.3	The obligations contained in paragraph 16.2 shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment other than by way of unauthorised disclosure.

16.4	Nothing in this Contract shall operate to prevent you making a “protected disclosure” pursuant to Part IVA of the Employment Rights Act 1996.

17.	Data Protection

17.1	For the purposes of this clause 17:

(a)	“Data Protection Laws” means the General Data Protection Regulation ((EU) 2016/679) (“GDPR”) and any national implementing laws, regulations and secondary legislation implementing or supplementing the GDPR (including, without limitation, the Data Protection Act 2018), as amended or updated from time to time, and any successor legislation, and all applicable legislation protecting the rights and freedoms of persons and their right to privacy with regards to the processing of personal data; and

(b)	the terms “personal data”, “sensitive personal data” and “processing” have the meaning given in the Data Protection Laws.

17.2	The Company may hold computer records and files containing personal data relating to you (including, where necessary, sensitive personal data). The Company will collect your personal data prior to and during the course of your employment with the Company, when you submit it to the Company or when the Company collects it from third parties, for example in the case of references provided by your previous employer. The Company requires such personal data for legal, administrative, accounting, taxation and management purposes and to comply with its various obligations regarding the keeping of records. The Company will process this personal data in accordance with any Company privacy notice in place from time to time. You are required to sign and date the privacy notice, and return to the HR Department.

17.3	The Company may transfer to you (or allow you to access) certain information relating to the Company or a Group Company containing personal data (including but not limited to personal data relating to any employee, worker, customer, client, supplier, or agent of the Company or Group Company (the “Company Personal Data”).

17.4	You shall comply with any Company data protection policy in place from time to time when handling Company Personal Data.

17.5	You shall process Company Personal Data only as required to perform your duties hereunder, or as required by applicable law.

17.6	Unless required by applicable law, you shall not retain or process Company Personal Data for longer than is necessary to perform your duties hereunder, and following termination of this Contract, or at any time on request from the Company, you shall promptly delete or destroy all Company Personal Data and certify in writing to the Company that you have done so.

17.7	If you become aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Company Personal Data (a “Security Incident”), you shall promptly notify the Company and cooperate with the Company’s investigation of the Security Incident. At all times, you shall have in place and maintain appropriate security measures to protect the Company Personal Data against Security Incidents.

18.	Grievance and disciplinary procedures

18.1	In the event you wish to seek redress of any grievance relating to your employment you should lay your grievance before the Board in writing, who will afford you the opportunity of a full hearing before the Board or a committee of the Board. If you seek to appeal against any grievance decision taken you should do so to the Board submitting full written grounds for your appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. You have no contractual right to either a grievance hearing or appeal.

18.2	The Company’s usual disciplinary procedures do not apply to you in light of your seniority. In the event that any disciplinary action is to be taken against you, any hearing in respect thereof will be conducted by such director of the Company or any Group Company as the Board may in its reasonable discretion nominate. If you seek to appeal against any disciplinary action taken against you, you should do so to the Board submitting full written grounds for your appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. You have no contractual right to either a disciplinary hearing or appeal.

18.3	The Company may in its absolute discretion suspend you from some or all of your duties and from the Board and/or require you to remain away from work during any investigation conducted into an allegation relating to your conduct or performance. During such period, your Basic Salary and contractual benefits will continue to be paid and provided.

19.	INVENTIONS AND IMPROVEMENTS

19.1	For the purposes of this clause 19, the following words and expressions shall have the following meanings:

(a)	“Intellectual Property Rights” means all intellectual and industrial property rights in all and any part of the world, including, without limitation, any inventions, patents, utility models, copyright or related rights, trade marks, trade names, business names, rights in get up and trade dress, goodwill and the right to sue for passing off or unfair competition, internet domain names, design rights, designs, service marks, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and any other rights of a similar nature whether or not any of the same are registered or unregistered or capable of protection by registration, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, anywhere in the world;

(b)	“Intellectual Property” means the Intellectual Property Rights in the Materials; and

(c)	“Materials” means any and all works of authorship, products, materials, designs, graphical works, images, photographs, drawings, discoveries, inventions, logos, research, processes, systems, programs (including software programs), formulae, component lists, operating and training manuals in relation to software, source code to software, databases, instructions, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, ideas, concepts, models, prototypes, plans, specifications and studies created or developed by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources and whether or not created or developed before the date of this Contract).

19.2	You hereby assign (in so far as title has not automatically vested in the Company through your employment) to the Company with full title guarantee absolutely all your right, title and interest in and to the Intellectual Property for the full term of such rights and all renewals and extensions, together with all accrued causes of action (whether occurring before, on, or after the date of this Contract).

19.3	You will disclose and deliver to the Company for the use and benefit of the Company the Materials and will give all information and data in your possession as to the mode of working, producing and using the same and will also give all such explanations, instructions and documents to the Company as the Company may deem reasonably appropriate to enable the full and effectual working, production or use of the Materials and Intellectual Property.

19.4	You hereby irrevocably and unconditionally waive in favour of the Company any and all moral rights in any Materials, so that the Company or any third party may use and adapt all such Materials in whatsoever way the Company or such third party determines without infringing such moral rights including (but without limitation) the right to be identified, the right of integrity and the right against false attribution.

19.5	You shall promptly do all such further acts and things and execute all such further documents and instruments as may from time to time be reasonably required by the Company, that are necessary or desirable to vest absolute legal and beneficial ownership of the Intellectual Property in the Company or its successors in title as the case may be and to perfect the Company’s title or successors’ title thereto anywhere in the world.

19.6	You shall not do anything (whether by omission or commission) during the period of this Contract or at any time thereafter to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee. You shall during or after the termination of this Contract with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Rights or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

19.7	Without prejudice to the generality of the above clauses, you hereby irrevocably authorise the Company to appoint a person to be your attorney in your name and on your behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this clause 19.

19.8	Your obligations under this clause 19 shall continue to apply after the termination of his employment (howsoever terminated).

19.9	Nothing in this Contract shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.

20.	Resignation of offices

20.1	You shall immediately upon the earlier of termination of your employment or notice of termination being served by either party in accordance with this Contract give written notice resigning forthwith as a director or trustee or from any other office you may hold from time to time with the Company and/or any Group Company or arising from your engagement by the Company and/or any Group Company without any further compensation.

20.2	You hereby irrevocably and by way of security appoint the Company and each Group Company now or in the future existing to be your attorney and in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this Contract (and in particular, but without limitation, this clause 20) and you hereby agree forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

21.	collective agreements

There are no collective agreements which affect the terms and conditions of your employment.

22.	health and safety

All employees are required to comply fully with applicable health and safety legislation and with the requirements of any HSE or other regulatory body, in connection with the physical state and condition of the Company’s premises and the equipment in it, and the Company’s conduct of the business. All staff are required to report immediately to one of the directors any matters which do or may give rise to a health and safety risk to any person on the Company’s premises or to a breach of any statutory rule or regulation. Failure to pay proper attention to health and safety matters is a serious disciplinary offence.

23.	Governing Law and Jurisdiction

This Contract shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts.

Signed for and on behalf of the Company

Signed by

/s/ Rod Baltzer

Signed for and on behalf of Deep Isolation EMEA Limited

Signed by

/s/ Sophie McCallum

Date	11/19/2025

Executed as a deed by Christopher Parker and delivered on the date below.

Signed as a deed by Christopher Parker

/s/ Chris Parker

in the presence of:
/s/ Jesse Sloane
(witness signature)

Witness name (print):	Jesse Sloane
Witness address (print):	4535 Stratton Drive
Bensalem, PA 19020
Witness occupation (print):	EVP of Engineering

Date	11/17/2025

WORKING TIME REGULATIONS 1998

I, Christopher Parker do agree to opt out of the average 48 hour weekly working time limit in the Working Time Regulations 1998. I understand that this opt-out agreement (the “Opt-out”) will remain in force throughout my employment with the Company and that I may terminate my Opt-out at any time by giving not less than three months’ written notice to the Company.

Signed by Christopher Parker	/s/ Chris Parker